Exhibit 99.4

Unaudited Pro Forma Computation of Ratios of
Earnings to Fixed Charges
(In thousands)
	Six months ended	Twelve months ended
	November 30, 2016	May 31, 2016
Net income before income taxes *	$371,201	$694,909
Capitalized interest	1,900	1,100
Fixed charges	70,743	148,196
Earnings	$443,844	$844,205

	Six months ended	Twelve months ended
	November 30, 2016	May 31, 2016
Fixed charges:
Interest component of rent expense	$2,764	$5,294
Interest expense	66,079	141,802
Capitalized interest	1,900	1,100
	$70,743	$148,196

Ratio of earnings to fixed charges	6.3	5.7

* - represents continuing operations

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